Exhibit 99.1

PROCESSA PHARMACEUTICALS ANNOUNCES 1 FOR 7 REVERSE STOCK SPLIT OF ITS COMMON STOCK

HANOVER, MD – December 20, 2019 – Processa Pharmaceuticals, Inc. (OTCQB: PCSA), a clinical stage biopharmaceutical company developing products to improve the survival and/or quality of life for patients who have a high unmet medical need condition, announced today that it will implement a 1-for-7 reverse stock split of its common stock, following the approval of the reverse stock split by the Company’s majority stockholder on November 7, 2019. The Company filed an amendment to its Certificate of Incorporation on December 19, 2019 to effect the reverse stock split on December 23, 2019.

The reverse stock split became effective at 12:01 a.m. on December 23, 2019. Beginning with the opening of trading on December 23, 2019, the Company’s common stock will continue to trade on the OTCQB on a split-adjusted basis under a new CUSIP number 74275C 205. The Company’s trading symbol will continue to be “PCSA.”

The objective of the reverse stock split is to better enable the Company to qualify for a future listing on the Nasdaq Capital Market by increasing the market price per share.

The reverse stock split reduced the number of shares of common stock issued and outstanding from approximately 38.4 million to approximately 5.5 million. The authorized number of shares of common stock has not changed as a result of the reverse stock split. The reverse stock split affects all issued and outstanding shares of the Company’s common stock, stock purchase warrants, and the number of shares of common stock available for issuance under the Company’s stock incentive plan and outstanding awards subject to that plan. The reverse stock split affects all stockholders uniformly and will not alter any stockholder’s percentage interest in the Company’s common stock, except for adjustments that may result from the treatment of fractional shares as described below.

No fractional shares will be issued as a result of the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the reverse split ratio of the reverse stock split, will be entitled, upon surrender of certificate(s) representing these shares, to a number of shares rounded up to the nearest whole number and, accordingly, no money will be paid for a fractional share.

About Processa Pharmaceuticals, Inc.

Processa Pharmaceuticals, Inc. was founded in 2017 in Hanover, Maryland, with a mission to develop products that can improve the survival and/or quality of life for patients who have a high unmet medical need. The Company has assembled a proven regulatory science development team, management team, and Board of Directors. The Processa team has been involved with more than 30 drug approvals by the FDA (including drug products targeted to orphan disease conditions) and 100 FDA meetings. PCS-499 represents the first Processa drug that can potentially be used in several unmet medical need conditions. For more information, please visit http://www.processapharma.com.

Forward-Looking Statements

This release contains forward-looking statements. The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Processa Pharmaceuticals with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.

For More Information:

Patrick Lin

plin@processapharma.com

925-683-3218